THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

A SECURITIES PURCHASE AGREEMENT DATED AS OF JANUARY 25, 2007 (THE “PURCHASE AGREEMENT”), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE, CONTAINS CERTAIN ADDITIONAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THIS NOTE.

CONVERTIBLE NOTE

Date of Issuance:	As of January 25, 2007
Principal Amount:	$______________
Location:	_______________

FOR VALUE RECEIVED, LONG-E INTERNATIONAL, INC., a Utah corporation (hereinafter called “Borrower”), hereby promises to pay to _________________________________ (the “Holder”), or its order, the sum of ______________________________________ ($__________) (“Principal”), without interest, on January __, 2017 (the “Maturity Date”), but the maturity of this Note is automatically extended on a month by month basis.

ARTICLE I
GENERAL PROVISIONS

1.1 Securities Purchase Agreement. This Convertible Note (“Note”) is one of a Series of Notes issued pursuant to that certain Securities Purchase Agreement dated as of January 25, 2007 by and among Borrower, Holder and other purchasers named therein (the “Purchase Agreement”) and is subject to the terms and conditions of that agreement.

1.2 No Interest. This Note shall not bear interest other than pursuant to the terms of Section 1.3 herein.

1.3 Payment Grace Period. The Borrower shall have a ten (10) day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of ten percent (10%) per annum shall apply to the amounts owed hereunder.

ARTICLE II
CONVERSION RIGHTS

The Holder shall have the right or obligation to convert the Principal of this Note into shares of the Borrower’s Common Stock or Preferred Stock as set forth below.

2.1.	Conversion into Borrower’s Stock.

(a) Subject to the provisions of Section 2.3 herein, the Holder shall have the right, exercisable at any time from and after the date of issuance of this Note until this Note is fully paid, to convert the entire outstanding and unpaid Principal of this Note, in whole or in part, upon delivery of a Notice of Conversion in the form attached hereto (the date of giving of such Notice of Conversion being the “Conversion Date”) into fully paid and nonassessable shares of Borrower’s Common Stock (without par value) at the Conversion Price (defined below); provided, however, that effective as of the date (the “Preferred Stock Authorization Date”) of amendment of the Company’s Articles of Incorporation to authorize and designate a class of preferred stock subject to the terms set forth in the Certificate of Designations of Preferences, Rights and Limitations attached as Exhibit D to the Purchase Agreement (the “Preferred Stock”), this Note will cease to be convertible into Common Stock and will automatically be converted into shares of such Preferred Stock at the Conversion Price. Borrower shall issue and deliver to the Holder, within three (3) trading days from the Conversion Date or the Preferred Stock Authorization Date, as the case may be (“Delivery Date”), that number of shares of Common Stock or Preferred Stock, as applicable, that equals the Principal divided by the Conversion Price. Upon partial conversion of the Note, a new Note containing the same date and provisions of this Note shall be issued by the Borrower to the Holder for the principal balance of this Note which shall not have been converted or paid. Upon full conversion of this Note, the Note shall be cancelled and the Holder shall deliver the Note to the Borrower.

(b) Subject to clause (c) below, the “Conversion Price” per share of Borrower’s stock shall be $0.40.

(c) The character and amount of securities or other property issuable upon conversion of this Note and the Conversion Price are subject to adjustment upon the occurrence of the following events, and all such adjustments shall be cumulative:

(i) The Conversion Price of this Note and the number of shares of Common Stock issuable upon conversion of this Note shall be proportionally adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities.

(ii) In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the Holder, on conversion hereof at any time after the consummation or effective date of such Reorganization (the “Effective Date”), shall receive, in lieu of the shares of Borrower’s stock at any time issuable upon the conversion of the Note prior to the Effective Date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon the Effective Date if such Holder had converted this Note immediately prior thereto.

(d) In case of any adjustment or readjustment in the price or kind of securities issuable on the conversion of this Note pursuant to clause (c) above, the Company will promptly give written notice thereof to the Holder in the form of a certificate, certified and confirmed by an officer of the Company, setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.

(e) Borrower covenants and agrees to reserve out of its authorized and unissued Common Stock and, on and after the Preferred Stock Authorization Date, out of its authorized and unissued Preferred Stock, that number of shares of capital stock into which this Note may, or, following the Preferred Stock Authorization Date shall, be converted. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares upon the conversion of this Note.

2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part.

2.3 Maximum Exercise.

(a) The Holder shall not be entitled to convert this Note, into such number of shares of Common Stock which, when added to the number of shares of Common Stock “beneficially owned” (defined below) by the Holder and its Affiliates immediately prior to conversion of the Note, would result in “beneficial ownership” by the Holder and its Affiliates of more than 9.9% of the outstanding shares of Common Stock on the Conversion Date. For the purposes of the immediately preceding sentence, “beneficial ownership” shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder.

(b) This Section 2.3 may be waived or amended only with the consent of the Holder and the consent of holders of a majority of the shares of outstanding Common Stock of the Company who are not Affiliates. Solely for purposes of the foregoing, the term “Affiliate” shall mean any person: (a) that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or (b) who beneficially owns (i) as an original purchaser any shares of Common Stock issued further to that Securities Purchase Agreement dated as of December 29, 2006 (the “December Purchase Agreement”) by and among the Company (formerly Inncardio, Inc.), Long-E International Group Co., Ltd. and certain investors, (ii) any shares of the Company’s Series A Convertible Preferred Stock or (iii) any Series A or Series B Warrant(s) to purchase shares of the Company’s Common Stock issued further to the Purchase Agreement or the December Purchase Agreement.

ARTICLE III
EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of Principal then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, all of which hereby are expressly waived, except as set forth below:

3.1 Failure to Pay Principal. The Borrower fails to pay the Principal or other sum due under this Note when due as set forth in Section 1.3 herein.

3.2 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.3 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within 45 days of initiation.

ARTICLE IV
MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be delivered in the manner and to the address specified in the Purchase Agreement.

4.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. The term of this Note and all other Notes issued further to the Purchase Agreement may be amended only with the consent of the Company and holders of at least eighty-five percent (85%) of the outstanding principal amount of Notes issued further to the Purchase Agreement then outstanding.

4.4 Assignability. The Borrower may not assign its rights and obligations hereunder without the Holder’s prior written consent, which may be withheld in its sole discretion. This Note shall be binding upon the Borrower and its successors and permitted assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to the choice of law principles thereof to the extent that the general application of the laws of another jurisdiction would be required thereby. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of New York or in the federal courts located in the State of New York, County of New York. The Borrower and the Holder agree to submit to the jurisdiction of such courts. If any action is brought between the parties with respect to this Note or otherwise, by way of a claim or counterclaim, the parties irrevocably waive their right to a trial by jury in any such action and on all issues. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

4.7 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower prior to conversion of this Note. However, after the Conversion Date or the Preferred Stock Authorization Date (as the case may be), the Holder will have the right of a shareholder of the Borrower with respect to the shares of Common Stock or Preferred Stock to be received upon conversion of this Note.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of this __th day of January, 2007.

LONG-E INTERNATIONAL, INC.

By:
Title:

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert the principal of the Note issued by LONG-E INTERNATIONAL, INC. on ____________ __, 200_ into____________ shares of Common Stock of LONG-E INTERNATIONAL, INC.. (the “Borrower”) according to the terms set forth in such Note, as of the date written below.

Date of Conversion: ____________, 20__

Shares To Be Delivered: ____________ shares of Common Stock

Signature:_______________________________________________________________

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Name:__________________________________________________________________

Address:________________________________________________________________